EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Unitholders
Western Gas Holdings, LLC (as general partner of Western Gas Partners, LP):

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-193828), Form S-3 (No. 333-198436) and Form S-8 (No. 333-151317) of Western Gas Partners, LP of our reports dated February 26, 2015, with respect to the consolidated balance sheets of Western Gas Partners, LP and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, equity and partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Western Gas Partners, LP.

Our report dated February 26, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states Western Gas Partners, LP acquired Nuevo Midstream, LLC in November 2014 and management excluded from its assessment of the effectiveness of Western Gas Partners, LP’s internal control over financial reporting as of December 31, 2014, Nuevo Midstream, LLC’s internal control over financial reporting associated with total assets of $1.6 billion and total revenues of $12.5 million included in the consolidated financial statements of Western Gas Partners, LP and subsidiaries as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of Western Gas Partners, LP also excluded an evaluation of the internal control over financial reporting of Nuevo Midstream, LLC.

/s/ KPMG LLP
Houston, Texas
February 26, 2015